                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant                         [X]
Filed by a Party other than the Registrant      [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material under Rule 14a-12


                                IXYS Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
     (5)  Total fee paid:

          ----------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

          ----------------------------------------------------------------------

                               IXYS CORPORATION
                              3540 Bassett Street
                          Santa Clara, CA 95054-2704

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 16, 2001

TO THE STOCKHOLDERS OF IXYS CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation (the "Company"), will be held on Friday, November 16, 2001 at 10:00 a.m. local time at the Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, CA 95054 for the following purposes:

   (1) To elect directors to serve for the ensuing year and until their successors are elected.

   (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending March 31, 2002.

   (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on September 20, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /S/ ARNOLD P. AGBAYANI

                                          Arnold P. Agbayani
                                          Secretary

Santa Clara, California
October 1, 2001


--------------------------------------------------------------------------------

     All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

--------------------------------------------------------------------------------

                               IXYS CORPORATION
                              3540 Bassett Street
                          Santa Clara, CA 95054-2704

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                               November 16, 2001

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of IXYS Corporation, a Delaware corporation ("IXYS" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Monday, November 16, 2001 at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Embassy Suites Hotel, 2885 Lakeside Drive, Santa Clara, CA 95054. The Company intends to mail this proxy statement and accompanying proxy card on or about October 1, 2001 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on September 20, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 20, 2001, the Company had outstanding and entitled to vote 26,731,647 shares of Common Stock.

   Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 3540 Bassett Street, Santa Clara, California 95054-2704, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission and the Bylaws of the Company is not earlier than the close of business on July 14, 2002 and not later than the close of business on August 13, 2002. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   There are six nominees for the six Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, each director having been elected by the stockholders.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

   The names of the nominees for director and certain information about them are set forth below:

     Name             Age     Principal Occupation/Position Held With the Company
     ----             --- ------------------------------------------------------------
Nathan Zommer........ 53  Chairman of the Board, President and Chief Executive Officer
Arnold P. Agbayani... 56  Senior Vice President, Finance and Administration,
                            Chief Financial Officer, Secretary and Director
Donald L. Feucht..... 68  Director
Andreas Hartmann..... 57  Director
Samuel Kory.......... 58  Director
S. Joon Lee.......... 62  Director

   Nathan Zommer. Dr. Zommer, our founder, has served as a member of our board of directors since our inception in 1983, and has served as Chairman of the Board, President and Chief Executive Officer since March 1993. From 1984 to 1993, Dr. Zommer served as our Executive Vice President. Prior to founding IXYS Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. Dr. Zommer received his B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

   Arnold P. Agbayani. Mr. Agbayani has served as our Vice President, Finance and Administration and Chief Financial Officer, Secretary and Director since 1993. From 1989 to 1993, he served as our Controller. Prior to joining us, Mr. Agbayani held various financial positions with National Semiconductor, Fairchild Camera and Instruments, ATARI and Frito-Lay. Mr. Agbayani received his B.S. in Finance and an M.B.A. from Roosevelt University of Chicago.

   Donald L. Feucht. Dr. Feucht has served as a member of our board of directors since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory (NREL) including Deputy Director. Prior to joining NREL, he served as Professor of Electrical Engineering and Associate Dean at Carnegie-Mellon University. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University. He holds M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

   Andreas Hartmann. Mr. Hartmann has served as a member of our board of directors since November 1998. Since 1990, he has served as Assistant General Counsel and Vice President of ABB. Mr. Hartmann received his degree in law from Erlangen Nurnberg University in 1970 and his degree in Law from the Ministry of Justice of the State of Bavaria in 1973.

   Samuel Kory. Mr. Kory has served as a member of our board of directors since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm's sole proprietor and principal as well as a consultant for the firm. Mr. Kory received his B.S.M.E. from Pennsylvania State University in 1965.

   S. Joon Lee. Dr. Lee has served as a member of our board of directors since July 2000. Since 1990, Mr. Lee has served as President of Omni Electronics. Dr. Lee also served as President of Adaptive Logic from 1991 until 1996. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

                   Information Regarding Executive Officers

   Peter H. Ingram. Mr. Ingram has served as our Vice President of European Operations since 1994. From 1989 to 1995, he served as our Director of Wafer Fab Operations. Mr. Ingram worked with the semiconductor operations of ABB from 1982 until we acquired those operations in 1989. Mr. Ingram received an Honors degree in Chemistry from the University of Nottingham.

   Kevin McDonough. Mr. McDonough has served as our Vice President of U.S. Operations since 1999. From 1998 to 1999, he served as our Director of Quality Assurance and Product Engineering, and from 1990 to 1994, he served as our Director of Operations and Quality Assurance. From 1995 to 1998, Mr. McDonough served as Manager of Wafer Fab Foundries for Advanced Micro Devices. Mr. McDonough received his B.S. in Science from the University of California at Davis and his M.B.A. from Oregon State University.

                      Information Regarding Key Employees

   Andreas Sperner. Mr. Sperner has served as our Vice President, Sales and Marketing, Europe since 1997. From 1993 to 1997, he served as our Director of Sales and Marketing. Mr. Sperner received his degree in Engineering from the Technical College in West Berlin.

   Clifford Knudsen. Mr. Knudsen has served as our Vice President of North American Sales since May 2000. From 1992 to 2000, he served as our Director of Area Sales. Mr. Knudsen received a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from the New Jersey Institute of Technology and his M.B.A. in Marketing from Rutgers University.

   Kent Paris. Mr. Paris has served as our Vice President, Sales, Far East and Canada since June 2000. From 1997 to June 2000, he served as our Director, Sales, Far East and Canada. From 1993 to 1997, Mr. Paris served as Sales Manager of Advanced Power Technology. Mr. Paris received his M.B.A. from Wichita State University.

Board Committees and Meetings

   During the fiscal year ended March 31, 2001 the Board of Directors held five
(5) meetings and acted by unanimous written consent two (2) times. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee recommends the Company's independent auditors; reviews the engagement of the independent auditors; has familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements; evaluates, together with the Board, the performance of the independent auditors; receives written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1; discusses with the independent auditors the results of the annual audit; reviews with management and the independent auditors the Company's financial statements to be included in the Company's Annual Report on Form 10-K; assists and interacts with the independent auditors; evaluates the cooperation received by the independent auditors during their audit examination; consults with the independent auditors and discusses with Company management the scope and quality of internal accounting and financial reporting controls in effect; confers with the independent auditors and senior management in separate executive sessions; investigates any matter brought to the attention of the Committee within the scope of its duties; prepares the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement; reviews and assesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval; and performs such other functions and has such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing. The Audit Committee is composed of three (3) non-employee directors: Messrs. Feucht, Kory and Lee. It met one time during the fiscal year ended March 31, 2001 and did not take any action by unanimous written consent. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards). The Audit Committee has adopted a written Audit Committee Charter that is attached hereto as Appendix A.

   The Compensation Committee administers the Company's stock options and stock purchase plans; grants options under the Company's stock option plans; recommends to the Board the compensation levels for directors, officers, employees and consultants of the Company; recommends to the Board the type of compensation to be paid to the directors, officers, employees and consultants of the Company; reviews on a periodic basis the operation of the Company's executive compensation programs; performs such other functions and has such other powers as may be necessary or convenient in the efficient discharge of the foregoing; and reports to the Board. The Compensation Committee is composed of three (3) non-employee directors: Messrs. Feucht, Hartmann and Kory. It met one time during the fiscal year ended March 31, 2001 and did not take any action by unanimous written consent.

   During the fiscal year ended March 31, 2001, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

Report of the Audit Committee of the Board of Directors/1/

   The Audit Committee oversees the financial reporting process of the Company on behalf of the board of directors of the Company. The Company's management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

--------
/1/The material in this report is not "soliciting material," is not deemed
 "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

   The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company including the matters that the Audit Committee received in the written disclosures from the independent auditors as required by the Independence Standards Board.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee held one meeting during fiscal year 2001.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the board of directors have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

   Respectfully submitted on October 1, 2001 by the members of the Audit Committee of the Board of Directors:

                                          Donald Feucht
                                          Samuel Kory
                                          S. Joon Lee

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending March 31, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since its inception in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

   AUDIT FEES. For the fiscal year ended March 31, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for the audit of the Company's financial statements for such fiscal year and for the review of the Company's interim financial statements was $245,000.

   FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. For the fiscal year ended March 31, 2001, there were no fees billed by PricewaterhouseCoopers LLP for information technology consulting.

   ALL OTHER FEES. For fiscal year ended March 31, 2001, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees was $373,000.

   The Audit Committee has determined the rendering of the information technology consulting services and all other non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor's independence.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

        Security Ownership Of Certain Beneficial Owners And Management

   The following table sets forth information regarding the beneficial ownership of our common stock as of September 1, 2001 with respect to:

   . each person or group of affiliated persons known to us to own beneficially more than 5% of the outstanding shares of common stock;

   . each of our directors;

   . each of the executive officers named in the summary compensation table;
     and

   . all directors and executive officers as a group.

   Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of September 1, 2001 and not subject to repurchase as of that date, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Applicable percentage ownership on the following table is based on 26,729,397 shares of common stock outstanding as of September 1, 2001.

                                                                   Number of Percentage
                Beneficial Owner                                    Shares   Ownership
                ----------------                                   --------- ----------
Entities Affiliated with ABB (1).................................. 8,173,303    30.6%
  Gottlieb-Daimler
  Strasse 8
  68165 Mannheim
  Germany
Nathan Zommer (2)................................................. 7,165,381    26.3
  3540 Bassett Street
  Santa Clara, Ca 95054
Arnold P. Agbayani (3)............................................   632,362     2.4
Peter H. Ingram (4)...............................................   486,030     1.8
Kevin McDonough (5)...............................................    99,512       *
Donald L. Feucht (6)..............................................     4,500       *
Andreas Hartmann (7)..............................................         0       *
Samuel Kory (6)...................................................    10,650       *
S. Joon Lee (6)...................................................     4,500       *
All directors and executive officers as a group (8 persons) (8)... 8,402,236    30.5

--------
 *  Represents less than 1%.
(1) Includes 7,393,763 shares held by ABB and 779,540 shares held by ASEA Brown Boveri Inc. Mr. Hartmann is a Vice President of ABB. Mr. Hartmann disclaims beneficial ownership of the ABB Shares and does not have voting or investment power with respect to the ABB Shares.
(2) Includes an aggregate of 5,200 shares held in trusts for Dr. Zommer's children. Also includes 473,871 shares Dr. Zommer has the right to acquire pursuant to options exercisable within 60 days of September 1, 2001.
(3) Includes 108,616 shares Mr. Agbayani has the right to acquire pursuant to options exercisable within 60 days of September 1, 2001.

(4) Includes 118,876 shares Mr. Ingram has the right to acquire pursuant to options exercisable within 60 days of September 1, 2001.
(5) Includes 97,805 shares Mr. McDonough has the right to acquire pursuant to options exercisable within 60 days of September 1, 2001.
(6) Represents shares the individual has the right to acquire pursuant to options exercisable within 60 days of September 1, 2001.
(7) Mr. Hartmann is a Vice President of ABB. Mr. Hartmann disclaims beneficial ownership of the ABB Shares and does not have voting or investment power with respect to the ABB Shares.
(8) See footnotes 2 through 7 above.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                            Executive Compensation

Compensation of Directors

   Each director receives $1,000 for each meeting of the board he attends and $500 for each committee meeting he attends if it is not conducted within 48 hours of a board meeting. Additionally, directors are reimbursed for certain expenses in connection with attendance at our board and committee meetings and are reimbursed for expenses incurred in preparing their personal income tax returns and estate planning matters. Our 2000 Non-Employee Directors' Equity Incentive Plan, effective during fiscal year 2001, provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by our board. These options vest over a period of time, to be determined in each case by our board, so long as the optionee remains a non-employee director. Each director currently receives an option to acquire 30,000 shares upon becoming a member of our board of directors. Each director may also receive a loan from us for up to $100,000, payable in three years from the date of issuance, for use in exercising his options or paying taxes in connection with such exercise of options.

Compensation of Executive Officers

Summary of Compensation

   The following table sets forth certain compensation awarded or paid by us during the fiscal years ended March 31, 2001, March 31, 2000 and March 31, 1999 to our President and Chief Executive Officer and our other executive officers who earned more than $100,000 during fiscal year 2001. These people are referred to in this report as our named executive officers.

                          Summary Compensation Table

                                                                               Securities
                                                               Other Annual    Underlying    All Other
 Name and Principal Position    Year Salary     Bonus($)(1) Compensation($)(2) Options(#) Compensation($)
 ---------------------------    ---- -------    ----------- ------------------ ---------- ---------------
Nathan Zommer.................. 2001 285,000      214,000         16,038         20,000        2,100
  President and                 2000 375,420(3)   124,300         15,605        240,000        2,110(4)
  Chief Executive Officer       1999 200,004      257,700         16,597         31,300       11,607(5)

Arnold P. Agbayani............. 2001 160,000      118,000         15,583         10,000        4,330(6)
  Vice President,               2000 189,190(3)    48,000         12,693         20,000        2,830(4)
  Finance and Administration,   1999 128,004      171,600         15,238         17,400       10,229(7)
  Chief Financial Officer and
  Secretary

Peter H. Ingram................ 2001 161,466       22,240          4,560             --           --
  Vice President,               2000 154,578       19,294          1,752         90,000           --
  European Operations           1999 153,961       25,851          6,893         12,200           --

Kevin McDonough................ 2001 127,000       15,000          7,200             --           --
  Vice President,               2000 120,346        3,000             --        120,000           --
  U.S. Operations               1999 110,822        3,000             --          4,300           --

--------
(1) Represents annual bonus earned for performance in the specified fiscal year.
(2) Represents car allowance.
(3) Includes retroactive payments made during fiscal year 2000 attributable to base salary increases in fiscal year 1999.
(4) Represents premiums paid for group term life insurance.
(5) Includes $2,110 premiums paid for group term life insurance and $9,497 tax gross-up paid by us.
(6) Includes $2,830 premiums paid for group term life insurance and $1,500 for tax planning and preparation paid by us.
(7) Includes $2,830 premiums paid for group term life insurance and $7,399 tax gross-up paid by us.

                       Option Grants In Last Fiscal Year

                                                                                    Potential Realizable
                                                       % of                           Value at Assumed
                                             # of      Total   Exercise            Annual Rates of Stock
                                          Securities  Options   Price              Price Appreciation for
                                          Underlying  Granted    Per                      Term (3)
                                           Options   in Fiscal  Share   Expiration ----------------------
            Name                           Granted   Year (1)  ($) (2)     Date        5%         10%
            ----                          ---------- --------- -------- ----------  --------    --------
Nathan Zommer............................   20,000     17.8     20.90    12/11/10  $263,340    $664,620
  President and Chief Executive Officer
Arnold P. Agbayani.......................   10,000      8.9     19.00    12/11/10  $119,700    $302,100
  Senior Vice President,
  Finance and Administration,
  Chief Financial Officer and Secretary
Peter H. Ingram..........................       --       --        --          --        --          --
  Vice President, European Operations
Kevin McDonough..........................       --       --        --          --        --          --
  Vice President, U.S. Operations

--------
(1) Based on an aggregate of 112,300 options granted to employees and consultants of our company in fiscal year 2001 including the named executive officers.
(2) Exercise prices are equal to the closing price of our common stock on the Nasdaq National Market on the date of grant, except Mr. Zommer's option was priced 10% above such closing price.
(3) The potential realizable value is calculated based on the term of the option at its time of grant (10) years and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values

   The following table sets forth information with respect to the number of securities underlying unexercised options held by the named executive officers as of March 31, 2001 and the value of unexercised in-the-money options as of March 31, 2001.

                                                               Number of Securities
                                     Number                   Underlying Unexercised   Value of Unexercised In-
                                    of Shares                       Options at           The-Money Options at
                                    Acquired                     March 31, 2001(#)       March 31, 2001($)(2)
-                                      on         Value      ------------------------- -------------------------
              Name                  Exercise  Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
              ----                  --------- -------------- ----------- ------------- ----------- -------------
Nathan Zommer......................  17,352      298,003       377,916      363,300     4,836,867    4,622,110
  President and
  Chief Executive Officer
Arnold P. Agbayani.................     114        1,790        95,026       53,400     1,218,238      599,198
  Senior Vice President,
  Finance and Administration,
  Chief Financial Officer and
  Secretary
Peter H. Ingram....................   9,832       58,908        81,276      153,200     1,046,158    1,940,484
  Vice President,
  European Operations
Kevin McDonough....................      --           --        54,300      194,300       703,751    2,433,451
  Vice President, U.S. Operations

--------
(1) The value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price.
(2) The valuations are based on the fair market value of our common stock on March 30, 2001 of $15.75 minus the exercise price of the options.

                             Employment Agreements

   We entered into an employment agreement, dated as of January 1, 1995, with Dr. Nathan Zommer, our Chief Executive Officer. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by our board of directors. Under the terms of the agreement, we agree to maintain term life insurance in the amount of $1,000,000. In addition, the agreement provides that if we terminate Dr. Zommer's employment without cause, Dr. Zommer shall be entitled to receive as severance his monthly salary, incremented one month per year of service to us, to a maximum of twelve months. The agreement also provides Dr. Zommer with a paid annual physical exam and the limited services of a financial advisor.

   The agreement was amended on July 1, 1998 to extend its term to January 31, 2004. In the amended agreement, Dr. Zommer's annual bonus is 40% of his base salary, which was increased to $285,000. In addition, he is eligible for an incentive bonus of three times his base annual salary in the event of certain transactions significantly affecting us, including a reorganization, consolidation, merger and sale of our stock or assets. If his employment terminates within a year after a change of control event, Dr. Zommer is entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares.

   We entered into an employment agreement, dated as of January 1, 1995, with Mr. Arnold P. Agbayani, our Chief Financial Officer. The agreement provides for, among other things, salaries, bonuses and car allowances as determined by our board of directors. Under the terms of the agreement, we agree to maintain term life insurance in the amount of $1,000,000. In addition, the agreement provides that if we terminate Mr. Agbayani's employment without cause, Mr. Agbayani shall be entitled to receive as severance his monthly salary, incremented one month per year of service to us, to a maximum of twelve months. The agreement also provides Mr. Agbayani with a paid annual physical exam and the limited services of a financial advisor.

   The agreement was amended on July 1, 1998 to extend its term to January 31, 2004. In the amended agreement, Mr. Agbayani's annual bonus is 30% of his base salary, which was increased to $160,000. In addition, he is eligible for an incentive bonus of three times his annual base salary in the event of certain transactions significantly affecting us, including a reorganization, consolidation, merger and sale of our stock or assets. If his employment terminates within a year after a change of control event, Mr. Agbayani is entitled to receive severance equal to three times his average annual compensation, continued benefits for 18 months and accelerated vesting of all option shares.

Report of the Compensation Committee of the Board of Directors on Executive
                                Compensation/2/

   The Compensation Committee is currently composed of three (3) non-employee directors: Messrs. Feucht, Kory and Hartmann. The Committee is responsible for overseeing the Company's compensation programs for all employees, including executives.

Compensation Philosophy

   The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract and retain the highest quality executive officers and other key employees, reward them for the Company's progress and motivate them to enhance long-term stockholder value. Key elements of this philosophy are as follows:

   . The Company pays competitively with comparable semiconductor companies, both inside and outside its industry, with which the Company competes for talent. The Company compares its pay practices with these companies and sets its pay parameters based on this review.

   . The Company maintains long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

   . The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

   Base Salary. The Committee annually reviews Dr. Zommer's and Mr. Agbayani's base salary; the remaining executive officers' salaries are reviewed by the Chief Executive Officer. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers as a whole were increased by 1.9% in fiscal year 2001.

   Long-Term Incentives. The Company's long-term incentive program consists of the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Previously, the Company also issued shares to certain key officers of the Company under the 1994 Stock Option Plan. Through option grants, executives and employees receive equity incentives to build long-term stockholder value. Grants are made at least 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company's Common Stock appreciates over the long-term. The size of the option grants is determined at the discretion of the Board of Directors. The Board awarded grants in order to provide significant links between executive compensation and stockholder interests.

   Cash Bonus. The Company pays cash bonuses to executive officers based on their performance in accordance with personal objectives set for each executive officer with respect to the fiscal year. While the objectives vary based on the officer's area of responsibility, they are established with the goal of incentivizing performance consistent with the overall corporate goals of promoting revenue growth and profitability. Notwithstanding the foregoing, the amount and criteria for Dr. Zommer's and Mr. Agbayani's cash bonuses are set forth in their respective employment agreements.

--------
/2/ The material in this report is not "soliciting material," is not deemed
  "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Corporate Performance and Chief Executive Officer Compensation

   Dr. Zommer's base salary during fiscal year 2001 as President and Chief Executive Officer was $285,000. Dr. Zommer's fiscal year 2001 base salary was based largely on fiscal 2000 performance. In fiscal year 2000, the Company achieved several key objectives, including the growth in Company revenues in fiscal year 2000 over fiscal year 1999 of 15.2%. The bonus Dr. Zommer received during fiscal year 2001 was $214,000. Dr. Zommer's fiscal year 2001 cash bonus was paid pursuant to his amended employment agreement described in this proxy statement under the caption "Employment Agreements." In fiscal year 2001, Dr. Zommer received an additional stock option grant for 20,000 shares of Common Stock. The amount of the option grant was consistent with competitive practices. The option was granted as an incentive for future performance, in light of the fact that most of Dr. Zommer's current equity incentives are fully vested.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

   Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

   The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its named executive officers shall be designed to qualify as "performance-based compensation."

Conclusion

   Through the plans described above, a significant portion of the Company's executive compensation program, including Dr. Zommer's compensation, is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

   Respectfully submitted on October 1, 2001 by the members of the Compensation Committee of the Board of Directors:

                                          Donald Feucht
                                          Samuel Kory
                                          Andreas Hartmann

Compensation Committee Interlocks and Insider Participation

   The Securities and Exchange Commission requires disclosure where an executive officer of a company served or serves as a director or on the compensation committee of another entity and an executive officer of such other entity served or serves as a director or on our compensation committee. We do not have any such interlocks. Decisions as to executive compensation are made by the Compensation Committee. During fiscal year 2001, the Compensation Committee was comprised entirely of non-employee directors.

Performance Measurement Comparison/3/

   The following graph shows the total stockholder return of an investment of $100 in cash for the period from March 31, 1996 through March 31, 2001 for (i) the Company's Common Stock, (ii) the NASDAQ National Market and (iii) the Standards & Poor's Electronics (Semiconductor) Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year. Historical stock price performance should not be relied upon as indicative of future stock price performance.

    Indexed Stock Price Comparison (March 31, 1996 through March 31, 2001)

                          [PERFORMANCE GRAPH APPEARS HERRE]

                                                   Cumulative Total Return
                                      -------------------------------------------------
                                       3/96   3/97   3/98   9/98    3/99   3/00   3/01
                                      ------ ------ ------ ------  ------ ------ ------
IXYS Corporation..................... 100.00  19.39   2.88   9.23*   2.82  13.91  32.31
Nasdaq National Market (U.S.)........ 100.00 111.14 168.46 156.18  227.60 423.34 169.30
S & P Electronics (Semiconductors)... 100.00 212.23 231.75 242.38  350.97 867.43 233.49

--------
* In September 1998, Paradigm Technology, Inc. and IXYS merged, creating the combined company IXYS Corporation. Prior to September 1998, the Company traded under the symbol "PRDM" as Paradigm Technology, Inc.

/3/ This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                Certain Relationships and Related Transactions

   On September 14, 1995, our board of directors authorized stock grants, made pursuant to certain stock purchase agreements, to Dr. Zommer and Messrs. Agbayani and Ingram and Mr. Richard Fassler, the former Vice President, Sales and Marketing, who left the Company in January 2000. In connection with these stock grants, an aggregate of 7,410,134 shares of our common stock were granted to these individuals. The shares were paid for with recourse promissory notes in an aggregate principal amount of $832,716 and are currently fully vested. Messrs. Fassler and Ingram have paid their promissory notes in full. The note terms provide that between September 15, 2003 and September 15, 2005, quarterly installments of principal and accrued interest are due, and all principal of the notes, plus accrued interest, is due and payable September 15, 2005. The notes bear interest at a rate of 6.25% per annum compounded annually. In the event Dr. Zommer or Mr. Agbayani sells shares of our common stock currently held by him, a mandatory prepayment in an amount equal to 30.0% of the net sale proceeds is due from him. In the event of termination of employment, any unpaid principal and interest become due and payable. In the event of a change of control, as defined in the notes, the notes mature within 12 months, provided the change in control occurs before September 15, 2004.

   In November 1996, we loaned approximately $75,000 to Dr. Zommer, in exchange for a promissory note bearing a simple interest rate of 8.25% per annum. The principal amount of the loan, plus any interest thereon, is due and payable no later than November 16, 2001. In the event of Dr. Zommer's voluntary termination or his termination for cause, the loan will be due and payable one year from the date of his termination.

   ABB is a principal stockholder of our company. In fiscal year 2001, we generated revenues of $707,000 from sales of products to ABB and to ABB's affiliates for use as components in their products.

   We have entered into indemnity agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.


                                 Other Matters

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Arnold P. Agbayani
                                          Arnold P. Agbayani
                                          Secretary

October 1, 2001

   A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2001 accompanies this Proxy Statement. Further copies are also available without charge upon written request to: Corporate Secretary, IXYS Corporation, 3540 Bassett Street, Santa Clara, CA 95054. Copies may also be obtained without charge through the SEC World Wide Web site at http://www.sec.gov.

                                  APPENDIX A

                               IXYS CORPORATION

                             AMENDED AND RESTATED
                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

Purpose and Policy:

   The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of IXYS Corporation, a Delaware corporation (the "Company"), shall be to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide the Board with the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to recommend the independent auditors, and to provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the Board's attention. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent auditors, the Company's financial management and internal auditors.

Composition:

   The Committee shall be comprised of a minimum of three directors. The members of the Committee will be appointed by, and serve at, the discretion of the Board, and shall satisfy the independence and experience requirements of The Nasdaq Stock Market.

Functions and Authority:

   In fulfilling is responsibilities, the Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. The Committee shall have the full power and authority to carry out the following responsibilities:

    1. To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent auditors for the ensuing year, which firm is ultimately accountable to the Committee and the Board, as representatives of the Company's stockholders.

    2. To review the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefore, and all other matters the Committee deems appropriate.

    3. To have familiarity, through the individual efforts of its members, with the accounting and reporting principles and practices applied by the Company in preparing its financial statements, including, without limitation, the policies for recognition of revenues in financial statements.

    4. To evaluate, together with the Board, the performance of the independent auditors and, if so determined by the Committee, to recommend that the Board replace the independent auditors.

    5. To receive written statements from the independent auditors delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1, to consider and discuss with the auditors any disclosed relationships or services that could affect the auditors' objectivity and independence and otherwise to take, and if so determined by the Committee, to recommend that the Board take, appropriate action to oversee the independence of the auditors.

    6. To discuss with the independent auditors the results of the annual audit, including the auditors' assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures inthe financial statements and any other matters required to be communicated to the Committee by the independent auditors under generally accepted accounting standards.

    7. To review with management and the independent auditors, upon completion of their audit, the Company's financial statements to be included in the Company's Annual Report on Form 10-K.

    8. To assist and interact with the independent auditors in order that they may carry out their duties in the most efficient and cost effective manner.

    9. To evaluate the cooperation received by the independent auditors during their audit examination, including their access to all requested records, data and information.

   10. To consult with the independent auditors and discuss with Company management the scope and quality of internal accounting and financial reporting controls in effect.

   11. To confer with the independent auditors and senior management in separate executive sessions to discuss any matters that the Committee, the independent auditors or senior management believe should be discussed privately with the Committee.

   12. To investigate any matter brought to the attention of the Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Committee, such investigation or retention is necessary or appropriate.

   13. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement

   14. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

   15. To perform such other functions and have such power as may be necessary or convenient in the efficient and lawful discharge of the foregoing.

Meetings and Operation:

   The Committee will hold at least one regular meeting per year and additional meetings as the Committee deems appropriate. The operation of the Committee shall be subject to the provisions of the Bylaws of the Company, as in effect from time to time, and to Section 141 of the Delaware General Corporation Law.

Minutes and Reports:

   Minutes of each meeting shall be kept and distributed to each member of the Committee, members of the Board who are not members of the Committee and the Secretary of the Company. The Committee shall report to the Board from time to time, or whenever so requested by the Board.

   The Audit Committee has the responsibilities and powers set forth in this charter, but does not have responsibility to prepare the financial statements, to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to plan or conduct audits. Management has the responsibility for preparing the financial statements, implementing internal controls and determining that the financial statements are in accordance with generally accepted accounting principles. The independent auditors have the responsibility for planning and conducting audits of the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not of the same quality as any audit performed by the independent auditors. The Audit Committee does not have a duty to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws, regulations or the Company's bylaws.

                                      PROXY

                                IXYS CORPORATION

                               3540 BASSETT STREET
                          SANTA CLARA, CALIFORNIA 95054

                       SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

     The undersigned hereby appoints Nathan Zommer and Arnold P. Agbayani or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote, as designed on the reverse side, all shares of common stock of IXYS Corporation (the "Company") held of record by the undersigned on September 20, 2001 at the Annual Meeting of Stockholders to be held on November 16, 2001 and any adjournments thereof.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

--------------------------------------------------------------------------------
                          /\  FOLD AND DETACH HERE  /\



Dear Stockholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your prompt consideration of these matters.

                                       Sincerely,

                                       IXYS Corporation

Please mark your votes as indicated in this example [X]


1.  ELECTION OF DIRECTORS

    01  Andreas Hartmann,
    02  Samuel Kory,
    03  Arnold P. Agbayani,
    04  Nathan Zommer,
    05  S. Joon Lee and
    06  Donald Feucht

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

    FOR all nominees listed (except as marked to the contrary) [_]

    WITHHOLD AUTHORITY to vote for all nominees listed [_]


2. To approve the Appointment of PricewaterhouseCoopers LLP as Independent Auditors of the Company for its Fiscal Year Ending March 31,2002. Management Recommends a Vote for Proposal Number 2.

                        FOR [_]  AGAINST [_]  ABSTAIN [_]


3. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

                        FOR [_]  AGAINST [_]  ABSTAIN [_]


Signature: _________________________________________  Date: ____________________

Signature: _________________________________________  Date: ____________________

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or together fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

--------------------------------------------------------------------------------
                          /\  FOLD AND DETACH HERE  /\